Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS 2021 RESULTS AND ANNOUNCES FIRST QUARTER DIVIDEND

Scottsdale, Arizona (February 28, 2022) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the quarter and year ended December 31, 2021.
Fourth Quarter 2021 Highlights:
•Reported net income attributable to common stockholders of $0.07 per diluted share.
•Reported Funds From Operations (“FFO”), as defined by NAREIT, of $0.42 per diluted share.
•Reported Normalized FFO of $0.43 per diluted share. This excludes $3.3 million of normalizing adjustments consisting of legal costs related to the whistleblower investigation of $1.7 million, CEO search fees of $0.7 million, legal and professional fees related to review of strategic alternatives of $0.4 million, and additional board and consulting fees pertaining to these matters of $0.5 million.
•Reported Normalized FAD of $79.2 million, a decrease of 1.4% compared to Q4 2020.
•Reported Same-Property Cash Net Operating Income (“NOI”) growth of 1.1% compared to Q4 2020. The change in Same-Property Cash NOI from Q4 2020 to Q4 2021 was impacted primarily by an additional $0.8 million of termination fees and late fees recognized in Q4 2020 as well as additional compensation costs of $0.3 million in the current period primarily related to employee retention matters.

Year Ended 2021:
•Reported net income attributable to common stockholders of $98.0 million, or $0.44 per diluted share.
•Reported FFO of $1.72 per diluted share, an increase of 10.3% compared to 2020.
•Reported Normalized FFO of $1.75 per diluted share, an increase of 2.3% compared to 2020. This excludes the $3.3 million of normalizing adjustments mentioned above. Costs incurred in Q3 2021 pertaining to these matters were not significant and therefore were not included as normalizing adjustments for the year ended December 31, 2021.
•Reported Normalized FAD of $326.7 million, an increase of 2.8% compared to 2020.
•Raised our quarterly dividend for the 8th consecutive year.

Noteworthy Q4 2021 Matters:
•The results for the three months ended December 31, 2021 were significantly impacted by several non-routine activities that resulted in additional costs totaling approximately $5.8 million, split between general and administrative and operating expenses. These items primarily related to the Company’s: (i) whistleblower investigation (as further outlined in the Company’s Current Report on Form 8-K filed November 4, 2021), (ii) CEO search costs, (iii) the announced strategic review process, and (iv) employee retention costs and administrative costs with respect to having an interim CEO. Costs related to these matters primarily included: (i) an increase in compensation and employee expenses including $1.2 million of increased bonus accruals related to Company out-performance on total shareholder return in Q3 2021, $0.7 million of CEO search fees, and $0.5 million of short-term consulting and other employee retention costs; (ii) increased legal and professional fees of $2.3 million primarily related to ongoing whistleblower and strategic review matters; (iii) increased corporate-related travel costs of $0.5 million; and (iv) increased board fees of $0.6 million as a result of a significant increase in board and committee meetings pertaining to the CEO search and whistleblower and strategic review matters, as well as additional compensation for the board chairman.
•Additional costs incurred during Q3 2021 with respect to these non-routine activities were not significant. Accordingly, the results for the year ended December 31, 2021 were impacted primarily as a result of additional costs incurred during Q4 2021.
•As noted above, of these additional costs, $3.3 million of expenses were identified as non-recurring or incremental in nature and has therefore been excluded from Normalized FFO as normalizing adjustments for the three months and year ended December 31, 2021.

Portfolio Performance
•As of December 31, 2021, our portfolio had a leased rate of 89.3% by gross leasable area (“GLA”) and an occupancy rate of 87.5% by GLA.
•During Q4 2021, HTA executed leases of 804 thousand square feet of GLA, including 199 thousand square feet of GLA in new leases and 605 thousand square feet of GLA in renewals. Re-leasing spreads were 0.5% and tenant retention for the Same-Property portfolio was 70% by GLA.
•Year-to-date, HTA executed leases of approximately 2.8 million square feet of GLA, including 785 thousand square feet of GLA in new leases and 2.0 million square feet of GLA in renewals. Re-leasing spreads were 2.0% and tenant retention for the Same-Property portfolio was 74% by GLA.

Investment Activity
•In 2021, HTA closed on $385 million of investments totaling over 950,000 square feet of GLA. This includes approximately $306 million of medical office building investments, $70 million in loan funding commitments to projects in Houston, Texas and Charlotte, North Carolina, and $9 million of investments in development joint ventures in Houston, Texas and Raleigh, North Carolina. During Q4 2021, HTA closed on medical office building investments in key markets totaling $118 million with 331,000 square feet of GLA at anticipated in-place year one yields of 5.7%.
•HTA's development pipeline consists of five projects in the pre-leasing process, totaling over 850,000 square feet of GLA. These projects are located in Houston, Orlando and Raleigh and are highlighted by HTA's previously announced strategic partnership with Medistar Corporation to co-develop the Texas A&M Innovation Plaza - Horizon Tower located in Houston, Texas, a 485,000 square foot medical office and life sciences tower with anticipated costs of $215 million expected to commence construction in 2022.
•In Q4 2021, we sold one asset in Cincinnati, Ohio for approximately $20 million at a cap rate of 4.2% resulting in a $6.3 million gain on sale of real estate. For the year ended December 31, 2021, we closed on the disposition of 15 MOBs in non-key markets with a gross sales price of $88.3 million, resulting in a net gain on sale of approximately $39.2 million.

Capital Activity and Liquidity
•HTA ended Q4 2021 with total leverage of (i) 27.7%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 5.9x net debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”).
•HTA ended Q4 with total liquidity of $1.1 billion, inclusive of $1.0 billion available on our unsecured revolving credit facility and $52.4 million of cash and cash equivalents.

First Quarter 2022 Dividend
On February 28, 2022, HTA’s Board of Directors issued a quarterly dividend of $0.325 per share of common stock. This represents an annualized rate of $1.30 per share of common stock with an annualized yield of 4.2% based on HTA’s closing share price as of February 25, 2022. The dividend will be paid on April 11, 2022 to stockholders of record on April 4, 2022.
Additionally, the eligible holders of HTA’s operating partnership units (“OP Units”) will receive a quarterly OP Unit distribution, which is on par with HTA’s common stock dividend described above.
The amount of common stock dividends HTA pays to its stockholders is subject to the review and approval of the Company's Board of Directors at its discretion, and is dependent on a number of factors, including funds available for the payment of distributions, HTA’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain HTA’s status as a real estate investment trust under the Internal Revenue Code. HTA’s Board of Directors may reduce its dividend rate and HTA cannot guarantee the amount of dividends paid in the future, if any.

Transaction with Healthcare Realty Trust Incorporated
On February 28, 2022, the Company announced that it has agreed to enter into a strategic business combination with Healthcare Realty Trust Incorporated (NYSE:HR) (“Healthcare Realty” or “HR”). HTA shareholders will receive a total implied value of $35.08 per share comprised of a special cash dividend of $4.82 per share and a transaction exchange ratio of 1:1 based on HR’s unaffected price of $30.26 on February 24, 2022.
This transaction brings together two of the largest owners of medical office buildings, creating the preeminent, pure-play medical office building REIT and positions the combined company to create long-term shareholder value. The combined company will have a pro forma equity market capitalization of approximately $11.6 billion and a total enterprise value of $17.6 billion based on the implied values at market close on February 24, 2022.
In light of its pending transaction with HR, HTA will not provide earnings guidance for 2022 and has decided to cancel its investor conference call associated with its fourth quarter 2021 financial results, previously set for 11:00 A.M. ET on March 1, 2022. HTA does not intend to host a conference call or webcast in connection with its future financial results, which will be made available on the standard timeline on the Investor Relations section of the Company’s website at www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, with assets comprising approximately 26.1 million square feet of GLA, and with $7.8 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which generally translates to superior demographics, highly-educated graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. We believe this drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: our ability to consummate the proposed transaction with Healthcare Realty on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction; risks related to diverting the attention of the Company and HR management from ongoing business operations; failure to realize the expected benefits of the proposed transaction; significant transaction costs and/or unknown or inestimable liabilities; the risk of stockholder litigation in connection with the proposed transaction, including resulting expense or delay; the risk that the Company’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the ability to obtain the expected financing to consummate the proposed transaction; risks related to future opportunities and plans for the Company, including the uncertainty of expected future financial performance and results of the Company following completion of the proposed transaction; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the proposed transaction on the market price of the Company’s or HR’s common stock; the possibility that, if the Company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline; general adverse economic and local real estate conditions; changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic; and the potential material adverse effect these matters may have on our business, results of operations, cash flows and financial condition. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2021 Annual Report on Form 10-K and in our filings with the SEC.

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Real estate investments:
Land	$640,382	$596,269
Building and improvements	6,688,516	6,507,816
Lease intangibles	404,714	628,621
Construction in progress	32,685	80,178
	7,766,297	7,812,884
Accumulated depreciation and amortization	(1,598,468)	(1,702,719)
Real estate investments, net	6,167,829	6,110,165
Assets held for sale, net	27,070	—
Investment in unconsolidated joint venture	62,834	64,360
Cash and cash equivalents	52,353	115,407
Restricted cash	4,716	3,358
Receivables and other assets, net	334,941	251,728
Right-of-use assets - operating leases, net	229,226	235,223
Other intangibles, net	10,720	10,451
Total assets	$6,889,689	$6,790,692
LIABILITIES AND EQUITY
Liabilities:
Debt	$3,028,122	$3,026,999
Accounts payable and accrued liabilities	198,078	200,358
Liabilities of assets held for sale	262	—
Derivative financial instruments - interest rate swaps	5,069	14,957
Security deposits, prepaid rent and other liabilities	86,225	82,553
Lease liabilities - operating leases	196,286	198,367
Intangible liabilities, net	31,331	32,539
Total liabilities	3,545,373	3,555,773
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 228,879,846 and 218,578,012 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	2,289	2,186
Additional paid-in capital	5,178,132	4,916,784
Accumulated other comprehensive loss	(7,041)	(16,979)
Cumulative dividends in excess of earnings	(1,915,776)	(1,727,752)
Total stockholders’ equity	3,257,604	3,174,239
Non-controlling interests	86,712	60,680
Total equity	3,344,316	3,234,919
Total liabilities and equity	$6,889,689	$6,790,692

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Rental income	$194,247	$186,955	$763,923	$738,414
Interest and other operating income	1,456	63	3,150	551
Total revenues	195,703	187,018	767,073	738,965
Expenses:
Rental	60,294	56,549	236,850	226,859
General and administrative	17,490	10,621	49,744	42,969
Transaction	73	668	372	965
Depreciation and amortization	76,527	75,344	303,834	303,828
Interest expense	23,312	23,328	92,762	94,613
Impairment	6,113	—	22,938	—
Total expenses	183,809	166,510	706,500	669,234
Gain on sale of real estate, net	6,332	7,599	39,228	9,590
Loss on sale of corporate asset, net	(2,106)	—	(2,106)	—
Loss on extinguishment of debt, net	—	—	—	(27,726)
Income from unconsolidated joint venture	406	389	1,604	1,612
Other income	84	11	485	301
Net income	$16,610	$28,507	$99,784	$53,508
Net income attributable to non-controlling interests	(307)	(452)	(1,768)	(890)
Net income attributable to common stockholders	$16,303	$28,055	$98,016	$52,618
Earnings per common share - basic:
Net income attributable to common stockholders	$0.07	$0.13	$0.45	$0.24
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.07	$0.13	$0.44	$0.24
Weighted average common shares outstanding:
Basic	221,339	218,575	219,439	218,078
Diluted	227,248	222,099	224,215	221,666
Dividends declared per common share	$0.325	$0.320	$1.290	$1.270

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income	$99,784	$53,508	$30,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	283,300	283,039	280,969
Share-based compensation expense	7,262	8,916	10,127
Income from unconsolidated joint venture	(1,604)	(1,612)	(1,882)
Distributions from unconsolidated joint venture	3,130	3,240	3,030
Impairment	22,938	—	—
(Gain) loss on sale of real estate, net	(39,228)	(9,590)	154
Loss on sale of corporate asset, net	2,106	—	—
Loss on extinguishment of debt, net	—	27,726	21,646
Changes in operating assets and liabilities:
Receivables and other assets, net	(4,699)	(11,042)	(12,857)
Accounts payable and accrued liabilities	9,430	2,066	(128)
Security deposits, prepaid rent and other liabilities	3,197	31,711	8,577
Net cash provided by operating activities	385,616	387,962	340,394
Cash flows from investing activities:
Investments in real estate	(264,340)	(185,286)	(553,298)
Development of real estate	(63,306)	(77,077)	(28,066)
Proceeds from the sale of real estate	87,628	22,939	4,880
Proceeds from the sale of corporate asset	10,127	—	—
Capital expenditures	(97,155)	(74,743)	(91,544)
Other investment	(6,000)	—	—
Collection of real estate notes receivable	15,405	907	739
Advances on real estate notes receivable	(82,214)	(6,000)	—
Net cash used in investing activities	(399,855)	(319,260)	(667,289)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	310,000	1,329,862	610,000
Payments on unsecured revolving credit facility	(310,000)	(1,429,862)	(510,000)
Proceeds from unsecured senior notes	—	793,568	906,927
Payments on unsecured senior notes	—	(300,000)	(700,000)
Payments on secured mortgage loans	—	(114,060)	(97,361)
Deferred financing costs	(8,053)	(6,800)	(7,776)
Debt extinguishment costs	—	(25,939)	(18,383)
Proceeds from issuance of common stock	251,250	50,020	323,393
Issuance of OP Units	—	1,378	—
Repurchase and cancellation of common stock	(3,414)	(5,192)	(12,178)
Dividends paid	(281,820)	(275,816)	(256,117)
Distributions paid to non-controlling interest of limited partners	(5,420)	(4,712)	(8,758)
Sale of noncontrolling interest	—	—	1,234
Net cash (used in) provided by financing activities	(47,457)	12,447	230,981
Net change in cash, cash equivalents and restricted cash	(61,696)	81,149	(95,914)
Cash, cash equivalents and restricted cash - beginning of year	118,765	37,616	133,530
Cash, cash equivalents and restricted cash - end of year	$57,069	$118,765	$37,616

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$16,610	$28,507	$99,784	$53,508
General and administrative expenses	17,490	10,621	49,744	42,969
Transaction expenses	73	668	372	965
Depreciation and amortization expense	76,527	75,344	303,834	303,828
Interest expense	23,312	23,328	92,762	94,613
Impairment	6,113	—	22,938	—
Gain on sale of real estate, net	(6,332)	(7,599)	(39,228)	(9,590)
Loss on sale of corporate asset, net	2,106	—	2,106	—
Loss on extinguishment of debt, net	—	—	—	27,726
Income from unconsolidated joint venture	(406)	(389)	(1,604)	(1,612)
Other income	(84)	(11)	(485)	(301)
NOI	$135,409	$130,469	$530,223	$512,106
NOI percentage growth	3.8%		3.5%

NOI	$135,409	$130,469	$530,223	$512,106
Straight-line rent adjustments, net	(3,475)	(3,298)	(13,883)	(15,971)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(486)	(519)	(1,899)	(2,722)
Notes receivable interest income	(1,457)	(9)	(2,730)	(161)
Other normalizing adjustments (1)	—	—	—	5,031
Cash NOI	$129,991	$126,643	$511,711	$498,283
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(6,484)	(2,234)	(24,401)	(12,133)
Redevelopment Cash NOI	(105)	(823)	(928)	(4,435)
Intended for sale Cash NOI	(6,238)	(7,712)	(25,590)	(28,743)
Same-Property Cash NOI (2)	$117,164	$115,874	$460,792	$452,972
Same-Property Cash NOI percentage growth	1.1%		1.7%

(1) For the year ended December 31, 2020, other normalizing adjustments includes the following: non-recurring bad debt of $4,672; incremental hazard pay to facilities employees of $314; and incremental personal protective equipment of $45.
(2) Same-Property includes 423 and 414 buildings for the three months and year ended December 31, 2021 and 2020, respectively.

NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate and corporate assets; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.

Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; (iii) notes receivable interest income; and (iv) other normalizing adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$16,303	$28,055	$98,016	$52,618
Depreciation and amortization expense related to investments in real estate	75,791	74,368	300,605	299,722
Gain on sale of real estate, net	(6,332)	(7,599)	(39,228)	(9,590)
Loss on sale of corporate asset, net	2,106	—	2,106	—
Impairment	6,113	—	22,938	—
Proportionate share of joint venture depreciation and amortization	487	506	1,949	1,949
FFO attributable to common stockholders	$94,468	$95,330	$386,386	$344,699
Transaction expenses	73	668	372	965
Loss on extinguishment of debt, net	—	—	—	27,726
Non-controlling income from OP units included in diluted shares	307	452	1,768	890
Other normalizing adjustments (1)	3,284	—	3,284	5,031
Normalized FFO attributable to common stockholders	$98,132	$96,450	$391,810	$379,311
Non-cash compensation expense	2,228	1,781	7,262	8,916
Straight-line rent adjustments, net	(3,475)	(3,298)	(13,883)	(15,971)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	279	618	1,615	1,122
Deferred revenue - tenant improvement related and other	(2)	—	(2)	—
Amortization of deferred financing costs and debt discount/premium, net	1,222	1,190	4,706	4,452
Recurring capital expenditures, tenant improvements and leasing commissions	(19,203)	(16,457)	(64,831)	(60,201)
Normalized FAD attributable to common stockholders	$79,181	$80,284	$326,677	$317,629

Net income (loss) attributable to common stockholders per diluted share	$0.07	$0.13	$0.44	$0.24
FFO adjustments per diluted share, net	0.35	0.30	1.28	1.32
FFO attributable to common stockholders per diluted share	$0.42	$0.43	$1.72	$1.56
Normalized FFO adjustments per diluted share, net	0.01	0.00	0.03	0.15
Normalized FFO attributable to common stockholders per diluted share	$0.43	$0.43	$1.75	$1.71

Weighted average diluted common shares outstanding	227,248	222,099	224,215	221,666
(1) For the three months and year ended December 31, 2021, other normalizing adjustments includes the following: costs related to whistleblower investigation of $1,645; CEO search fees of $743; costs related to strategic matters of $387; and corresponding additional board and consulting fees of $509. For the year ended December 31, 2020, other normalizing adjustments includes the following: non-recurring bad debt of $4,672; incremental hazard pay to facilities employees of $314; and incremental personal protective equipment of $45.
HTA computes FFO in accordance with the current standards established by NAREIT. FFO is defined as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and corporate assets and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-controlling income or loss from OP Units included in diluted shares; and (iv) other normalizing adjustments, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.

HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.
HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

Three Months Ended
December 31, 2021
Net income	$16,610
Interest expense	23,312
Depreciation and amortization expense	76,527
Impairment	6,113
Gain on sale of real estate, net	(6,332)
Loss on sale of corporate asset, net	2,106
Proportionate share of joint venture depreciation and amortization	487
EBITDAre	$118,823
Transaction expenses	73
Non-cash compensation expense	2,228
Other normalizing adjustments (1)	3,284
Pro forma impact of investments/dispositions	673
Pro forma impact of developments	442
Adjusted EBITDAre	$125,523

Adjusted EBITDAre, annualized	$502,092

As of December 31, 2021:
Debt	$3,028,122
Less: cash and cash equivalents	52,353
Net Debt	$2,975,769

Net Debt to Adjusted EBITDAre	5.9x
(1) For the three months ended December 31, 2021, other normalizing adjustments includes the following: costs related to whistleblower investigation of $1,645; CEO search fees of $743; costs related to strategic matters of $387; and corresponding additional board and consulting fees of $509.

As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate and corporate assets; and (vi) the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing adjustments. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.